EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

Great Lakes Announces Share Repurchase Program

OAK BROOK, Ill., August 4, 2020 (GLOBE NEWSWIRE) -- -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ:GLDD), the largest provider of dredging services in the United States announced that the Board of Directors has authorized a share repurchase program pursuant to which the Company may repurchase up to $75 million of its common stock.

Lasse Petterson, Chief Executive Officer and President commented, “This repurchase program demonstrates the Board's confidence in our future and our commitment to delivering value to all of our shareholders. Our strong cash flow and balance sheet enable us to repurchase our stock, while maintaining ample liquidity to have the flexibility to support our growth.”

Share repurchases may be made from time to time at prevailing prices in the open market, including pursuant to a Rule 10b5-1 plan, by block repurchases, in private transactions or otherwise. The Company may put in place a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate market repurchases. A plan under Rule 10b5-1 allows a company to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. There can be no assurance of how many shares will be repurchased, and the repurchase program and/or Rule 10b5-1 plan may be suspended for periods or discontinued at any time. Share repurchases will be funded with cash on hand.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 130-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.